Exhibit 21
List of Subsidiaries
Bangor Gas Company, LLC, a Maine corporation
Brainard Gas Corp., an Ohio corporation
Energy West Resources, Inc., a Montana corporation
Energy West Propane, Inc., a Montana corporation
Energy West Properties, LLC, a North Carolina corporation
Energy West Development, Inc., a Montana corporation
Frontier Utilities of North Carolina, Inc., a North Carolina corporation
Frontier Natural Gas, LLC, a North Carolina corporation
Gas Natural Service Company, LLC, an Ohio Corporation
Great Plains Land Development Co., Ltd., an Ohio corporation
Great Plains Natural Gas Company, an Ohio corporation
Lightning Pipeline Company, Inc., an Ohio corporation
Northeast Ohio Natural Gas Corp., an Ohio corporation
Orwell Natural Gas Company, an Ohio corporation
Penobscot Natural Gas Company, Inc., a Maine corporation